   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 4, 1996
                                                  REGISTRATION NO. 33-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                              SIERRA ON-LINE, INC.
             (Exact name of registrant as specified in its charter)

                 DELAWARE                             77-0164293
       (State of Incorporation)          (I.R.S. Employer Identification No.)

                       3380 - 146TH PLACE S.E., SUITE 300
                           BELLEVUE, WASHINGTON 98007
                                 (206) 649-9800
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               RICHARD K. THUMANN
                                GENERAL COUNSEL
                       3380 - 146TH PLACE S.E., SUITE 300
                           BELLEVUE, WASHINGTON 98007
                                 (206) 649-9800
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                             ----------------------

                                   Copies to:
                               STEPHEN A. McKEON
                                DAVID C. CLARKE
                                  Perkins Coie
                         1201 Third Avenue, 40th Floor
                         Seattle, Washington 98101-3099
                                 (206) 583-8888

                             ----------------------

         Approximate date of commencement of proposed sale to the public: FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE AS DETERMINED BY THE SELLING STOCKHOLDERS.

                             ----------------------

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box. [x]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 424(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             ----------------------

                        CALCULATION OF REGISTRATION FEE

===============================================================================================================================
                                                                   PROPOSED MAXIMUM     PROPOSED MAXIMUM
                                                 AMOUNT TO         AGGREGATE PRICE          AGGREGATE              AMOUNT OF
    TITLE OF SHARES TO BE REGISTERED           BE REGISTERED         PER SHARE(1)       OFFERING PRICE(1)      REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------------
Common Stock ($.01 par value per share)       1,229,600 shares          $36.4375           $44,803,550              $15,450

===============================================================================================================================

(1) Computed in accordance with Rule 457 under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee based on the closing price of the Company's Common Stock on February 27, 1996.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                              SIERRA ON-LINE, INC.
                             CROSS REFERENCE SHEET
                   PURSUANT TO ITEM 501(b) OF REGULATION S-K

            FORM S-3 ITEM AND HEADING                    CAPTION OR LOCATION IN PROSPECTUS
            -------------------------                    ---------------------------------
1.  Forepart of Registration Statement and
    Outside Front Cover Page of Prospectus  . . . . .  Outside Front Cover Page

2.  Inside Front and Outside Back Cover Pages of
    Prospectus  . . . . . . . . . . . . . . . . . . .  Inside Front Cover Page

3.  Summary Information, Risk Factors and
    Ratio of Earnings to Fixed Charges  . . . . . . .  The Company; Risk Factors

4.  Use of Proceeds   . . . . . . . . . . . . . . . .  Inapplicable

5.  Determination of Offering Price   . . . . . . . .  Inapplicable

6.  Dilution  . . . . . . . . . . . . . . . . . . . .  Inapplicable

7.  Selling Security Holders  . . . . . . . . . . . .  Selling Stockholders and Plan of Distribution

8.  Plan of Distribution  . . . . . . . . . . . . . .  Outside Front Cover Page; Selling
                                                       Stockholders and Plan of Distribution

9.  Description of Securities to Be Registered  . . .  Outside Front Cover Page

10. Interests of Named Experts and Counsel  . . . . .  Inapplicable

11. Material Changes  . . . . . . . . . . . . . . . .  Inapplicable

12. Incorporation of Certain Information by
    Reference . . . . . . . . . . . . . . . . . . . .  Incorporation of Certain Documents by
                                                       Reference
13. Disclosure of Commission Position on
    Indemnification for Securities Act Liabilities. .  Inapplicable

                 Subject to Completion, dated March 4, 1996


PROSPECTUS
                                1,229,600 SHARES

                              SIERRA ON-LINE, INC.
                                  COMMON STOCK

         The shares of Common Stock of Sierra On-Line, Inc. (the "Company" or "Sierra") offered hereby (the "Shares") may be sold by the stockholders of the Company described herein (the "Selling Stockholders") from time to time in transactions in the over-the-counter market or otherwise at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or in negotiated transactions. See "Selling Stockholders and Plan of Distribution." The Company will not receive any of the proceeds from the sale of the Shares.

         The Shares were issued in private transactions in connection with the Company's acquisitions (the "Acquisitions") of Arion Software, Inc. ("Arion") on September 12, 1995 and Papyrus Design Group, Inc. ("Papyrus") on November 30, 1995. The Selling Stockholders are the former shareholders of Arion and Papyrus. This Prospectus has been prepared so that future sales of the Shares will not be restricted under the Securities Act of 1933, as amended (the "Securities Act"). In connection with any sales, the Selling Stockholders and any brokers participating in such sales may be deemed to be "underwriters" within the meaning of the Securities Act. See "Selling Stockholders and Plan of Distribution."

         The Company's Common Stock is traded on the Nasdaq National Market under the symbol "SIER." The last reported sales price of the Common Stock on the Nasdaq National Market on February 27, 1996 was $36.4375 per share.

                             ----------------------

                THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                             ----------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
                 COMMISSION OR ANY STATE SECURITIES COMMISSION
                  PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                     PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

               The date of this Prospectus is March __, 1996.

                               TABLE OF CONTENTS

Available Information . . . . . . . . . . . . . . . . . . . . . . .       2
Incorporation of Certain Documents by Reference . . . . . . . . . .       2
The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . .       4
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . .       5
Selling Stockholders and Plan of Distribution . . . . . . . . . . .      11
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . .      12
Experts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      12

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the
Commission: New York Regional Office, Seven World Trade Center, New York, New York 10048 and Chicago Regional Office, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees. Such reports, proxy statements and other information concerning the Company may also be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington,
D.C. 20006. This Prospectus is part of a Registration Statement on Form S-3 filed under the Securities Act. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the Securities Act. The statements in this Prospectus as to the contents of any agreement or other document of which a copy is filed as an exhibit to either the Registration Statement or other filings by the Company with the Commission incorporated herein by reference are qualified in their entirety by reference thereto.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission are hereby incorporated by reference in this Prospectus: (i) the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1995; (ii) the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 1995, September 30, 1995 and December 31, 1995; (iii) the description of the Common Stock contained in the Company's registration statement on Form 8-A under the Exchange Act; (iv) the Company's Current Report on Form 8-K dated November 30, 1995; (v) the Company's Current Report on Form 8-K dated February 19, 1996; and (vi) the Company's Proxy Statement filed with the
Commission on July 14, 1995.

         All reports and other documents filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement incorporated herein shall be deemed to be modified superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be submitted in writing to Investor Relations at the Company's principal executive offices at 3380 - 146th Place S.E., Suite 300, Bellevue, Washington 98007 or by telephone at (206) 649-9800.

                                  THE COMPANY

         Sierra designs, develops, publishes and distributes interactive entertainment, education and home productivity software titles for multimedia personal computers ("PCs"), including CD-ROM-based PC systems, and selected emerging platforms. Sierra uses its design and development capabilities to create branded products and product series with complex and interesting storylines and sophisticated graphics, sound and other features.

         The multimedia PC consumer software market has grown dramatically in recent years, driven by the increasing installed base of multimedia PCs in the home, the proliferation of new software titles and new and expanding distribution channels. These factors have led to the development of a mass market for software products, which has been characterized by a rise in importance of strong distribution channels, a significant increase in the number of new software titles offered in the market, increased competition for limited retail shelf space to accomodate the abundance of new titles, and increased price pressure.

         Producers of multimedia PC consumer software generally offer a wide variety of product categories, including fantasy role- playing games and simulations, that tend to have higher technology content and more intricacy and depth-of-play than is characteristic of software for video game platforms. Consumer reaction to different software titles is often unpredictable. Certain titles may gain broad popularity while others may not be received well in the market. Generally, entertainment and education software producers differentiate themselves by their ability to design products that are fun and/or educational, while at the same time exploiting the graphics, image, animation, audio and video capabilities of various hardware platforms.

         Sierra sells its products through electronic superstores, software specialty stores, mass merchants, direct mail and bundling arrangements.

                                  RISK FACTORS

         An investment in the Shares offered hereby involves a high degree of risk. In addition to the other information contained and incorporated by reference in this Prospectus, prospective investors should carefully consider the following factors before purchasing the Shares offered hereby.

DEPENDENCE ON NEW PRODUCTS; RISK OF PRODUCT DELAYS

         The Company's success depends on its ability to develop and make timely introductions of successful new products or enhancements of existing products to replace declining revenues from older products. The effective lives of the Company's products have tended to become shorter due to the introduction of new hardware platforms, technologies and competitive products, the increase in competition for retail shelf space among software products and other factors. As a result, the Company's ability to introduce new products on a timely basis has become increasingly important, as revenues from new products are essential to replace declining revenues from older products. On many occasions in the past the Company has experienced significant delays and cost overruns in product introductions. As its products have become more complex and costly to develop, it has become more difficult to bring products to market on schedule and on budget. It is highly likely that the Company will experience delays in developing and introducing at least some future new products. There can be no assurance that such delays will not have a material adverse effect on the Company's business and operating results.

INCREASING COST AND COMPLEXITY OF PRODUCT DEVELOPMENT

         As the Company's products have become increasingly complex and technologically sophisticated, it has become more difficult and expensive to produce new products on a timely basis. Typically, nine to fifteen months or more are required to complete a new title and one to two months or more are required to convert existing titles to new hardware platforms or foreign languages. This time period can increase if, as has occurred in the past, the Company experiences unanticipated difficulties in the product development process. In order to introduce titles incorporating high-quality graphics, animation, images, video and audio, the Company has had to devote increasing financial and human resources to new product development. Due to competitive pressures, however, only a portion of the Company's increased development costs to date have been offset by product price increases. Greater product development expenditures also result in greater financial risk to the Company if the product is not successful. The Company expects that the trend toward more complex products and increasing product development costs will continue for the foreseeable future. In addition, in attempting to meet product introduction deadlines, the Company may incur higher than normal production and development costs, placing additional pressure on gross margins. Any material delays or cost overruns in the development or introduction of, or the presence of a material defect in, one or more new products could materially and adversely affect the success of the products and the Company's business and operating results.

UNCERTAINTY OF MARKET ACCEPTANCE

         Consumer preferences for entertainment and education software products are continually changing and are extremely difficult to predict. Few such products achieve sustained market acceptance. There can be no assurance that new products introduced by the Company will achieve any significant degree of market acceptance or that any such acceptance, if achieved, will be sustained for a sufficient period of time to permit the Company to recover its development and marketing costs. In addition, the Company believes that as ownership of PCs, CD-ROM-based PCs and other emerging platforms becomes more widespread, and as the Company diversifies its product offerings, it must market its products to a broader market than it has in the past. The Company plans to introduce products and interfaces designed to appeal to this broader market and to adjust its marketing activities accordingly. In seeking to appeal to a broader market, the Company will face significant new challenges, including intense competition from larger companies with established market positions. The Company will also face the risk that it may lose existing customers who may dislike the changes in the Company's products and marketing approach. There can be no assurance that the Company will be able to compete successfully in this broader market.

RAPID TECHNOLOGICAL CHANGES

         The market for entertainment and education software is undergoing rapid technological change. The Company's products must operate on widely accepted hardware platforms and software environments in order to achieve significant market acceptance. New hardware and software platforms are continuously being introduced, and these and other new technologies could render existing products of the Company unmarketable. As a result, the Company must continually anticipate market trends and adapt its products to emerging hardware and software platforms and changing technologies and consumer preferences. The design and development of entertainment and education software products for new platforms and software environments requires substantial investment and lead time. There can be no assurance that the Company will be successful in developing and marketing products for new platforms or that any of these platforms will achieve significant market acceptance. Sales of the Company's current products are highly dependent on the size of the installed base of PCs and sales of new PCs for home use. The Company has devoted significant resources to develop products that will operate on selected CD-ROM formats. It is not clear whether all of the formats now supported by the Company will be adopted as industry standards. A change in hardware or software standards could lead to significant expenditures by the Company to adapt existing products or develop new products to support the new standards. The Company also faces the risk that proprietary platforms that are designed to restrict the ability of independent software developers, including the Company, to adapt their products to run on such platforms will become widely accepted. For example, Nintendo of America, Inc. ("Nintendo") and Sega of America, Inc. ("Sega") have each adopted such a "closed" platform strategy in the video game console and cartridge market. If closed platforms developed by these companies or others become widely accepted, the Company's business and operating results could be materially and adversely affected.

SEASONALITY; SUBSTANTIAL QUARTERLY FLUCTUATIONS

         The Company's business is highly seasonal, with the highest level of net sales and earnings typically occurring during the third fiscal quarter ending December 31, and substantially lower levels in the other fiscal quarters, particularly the fourth fiscal quarter ending March 31 and the first fiscal quarter ending June 30. This seasonal pattern is due primarily to increased demand for the Company's products during the calendar year-end holiday season. If the Company's European sales increase as a percentage of its total revenues, the Company anticipates that this seasonality may become even more pronounced, as sales in Europe exhibit an even stronger seasonal tendency than sales in the United States. This seasonality can lead to overstocking by the Company's retail customers and higher than normal returns following the holiday season. The Company's quarterly operating results may fluctuate throughout the year as a result of a variety of additional factors, including delays in market acceptance, changes in platform standards, the timing of new product introductions by the Company or its competitors, the timing of orders for the Company's products and increases in product returns.

Because a majority of the unit sales for a particular product typically occurs in the first several months after the product is introduced, the Company's revenues may increase in a quarter in which a major product introduction occurs and may decline in subsequent quarters. As a result, if net revenues are below expectations, the Company's operating results are likely to be materially and adversely affected.

DEPENDENCE ON KEY PERSONNEL

         The Company's success depends on the continued service of its key product design, development, sales, marketing and management personnel and its ability to continue to attract, motivate and retain highly qualified employees and contractors. In order to introduce timely and successful sequels in its key product lines, the Company must retain its key design and development personnel. The Company does not have employment agreements with any employees. Competition for skilled product designers, artists and technical personnel is intense. The location of one of the Company's principal product development facilities in Oakhurst, a relatively remote rural area of California, may adversely affect the Company's ability to compete for skilled development personnel at that facility. The inability of the Company to attract or retain key design and development personnel could have a material and adverse effect on the Company's business and operating results.

UNCERTAINTIES OF DISTRIBUTION CHANNELS

         A substantial portion of the Company's revenues is derived from a limited number of distributors and software specialty retail chains. Loss of any of the Company's major customers, or a significant decrease in product shipments to, or an inability to collect receivables from, any of these customers could have a material adverse effect on the Company's operating results. Consistent with industry practice, the Company may accept product returns from or provide price protection to distributors and retailers. Although the Company provides reserves for price protection and product returns that it believes to be adequate, there can be no assurance that the Company will not be forced to offer greater price protection or to accept substantially more product returns than anticipated in order to maintain its relationships with retailers and its access to distribution channels. The Company is currently developing methods to more effectively monitor the sell-through activity and product inventory of its retail and distribution channels. Until such methods have been developed and implemented, the Company may have greater levels of inventory at particular retailers or distributors, and be subject to greater amounts of potential product returns, than currently anticipated. It is also possible that the Company may have lower levels of inventory at particular retailers and distributors than anticipated, thereby adversely affecting the sales of its products. Consumer software distribution channels have been undergoing rapid change, including consolidations and financial difficulties of certain retailers and distributors, along with the emergence of new distribution channels, such as mass merchandisers, for entertainment and education software. An increasing number of companies and software products are competing for access to these distribution channels, and there is intense competition for the limited amount of available retail shelf space and promotional resources. There can be no assurance that distributors or retailers will continue to purchase the Company's products or provide the Company's products with adequate levels of shelf space and promotional support. As ownership of platforms for entertainment and education software products becomes more widespread, there may be further changes in the principal distribution channels for reaching the broader consumer market for these products. There can be no assurance that the Company will be able to market its products successfully through these distribution channels.

COMPETITION

         The entertainment and education software industry is intensely competitive. The Company competes primarily with other developers of multimedia PC entertainment, education and home productivity software. Significant companies that compete with Sierra in the entertainment software market include Broderbund Software, LucasArts, Virgin Interactive Entertainment, Electronic Arts and GT Interactive Software. Manufacturers and developers of cartridge-based video games, such as Nintendo and Sega and their licensees, also are indirect competitors of the Company, but may become more direct competitors if technologies evolve in a manner that encourages these companies and Sierra to develop products for similar hardware platforms. The principal competitors in the education software market are Davidson & Associates, Disney, SoftKey International (through its acquisitions of The Learning Company and Minnesota Educational Computing Corporation) and Broderbund Software. Products in the market compete primarily on the basis of subjective factors such as entertainment value and objective factors such as price, graphics and sound quality. Large diversified entertainment, cable and telecommunications companies, in addition to large software companies such as Microsoft Corporation, are increasing their focus on the interactive entertainment and education software market, which will result in even greater competition for the Company. Many of these companies have substantially greater financial, marketing and technical resources than the Company. As competition increases, significant price competition and reduced profit margins may result. In response to increased competition for shelf space, the Company may need to increase marketing expenditures. In addition, competition from new technologies (such as new hardware platforms) may reduce demand in markets in which the Company has traditionally competed. Prolonged price competition or reduced demand as a result of competing technologies would have a material adverse effect on the Company's business, financial condition and operating results. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures faced by the Company will not materially and adversely affect its business, operating results or financial condition.

INTERNATIONAL SALES RISKS

         The Company anticipates that international sales will continue to account for a significant share of the Company's total revenues in the future. International sales are subject to inherent risks, including changes in export controls, tariffs and other regulatory requirements and fluctuating exchange rates. European distribution channels are more decentralized and hence more difficult to enter efficiently. International markets also require the Company to translate and culturally adapt its products and documentation. This results in higher levels of specialized inventory and a greater risk of inventory obsolescence. Furthermore, the laws of certain foreign countries may not protect the Company's intellectual property rights to the same extent as do the laws of the United States.

RISK OF GOVERNMENTAL REGULATION; PRODUCT RATINGS SYSTEM

         Legislation has been proposed to establish an independent agency to work with the video game industry to create a system for providing parents and other purchasers with information about graphic violence or sexually explicit material contained in video games. The implementation of such a system may require entertainment and education software publishers to communicate information regarding the content of their products (particularly violent or sexually explicit material) to consumers through appropriate package labeling, advertising and marketing presentations. Similar developments are also taking place outside the United States. The Company is unable to predict what effect, if any, a rating system may have on the Company's business and there can be no assurance that such a rating system would not adversely affect the Company's results of operations.

LIMITED PROTECTION OF PROPRIETARY RIGHTS

         The Company regards its software as proprietary and relies on a combination of patent, trade secret, copyright and trademark laws, nondisclosure agreements and certain technical measures to protect its proprietary rights. There can be no assurance that these efforts will be successful. The Company is aware that unauthorized copying occurs within the entertainment and education software industry. It may be possible for third parties to copy the Company's products or otherwise obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's products is difficult and costly, and software piracy and unauthorized copying can be expected to be a major persistent problem. The laws of the United States provide only limited protection of intellectual property rights, and the laws of certain other countries in which the Company's products are or may be distributed provide less protection. As the number of entertainment and education software products increases and the functionality of these products overlaps, the Company believes that software developers and publishers may increasingly become subject to infringement claims. From time to time, the Company may receive communications from third parties asserting that features or content of certain of its products may infringe upon intellectual property rights of such parties. There can be no assurance that claims against the Company will not result in costly litigation and require the Company to license the intellectual property of others. There can be no assurance that such licenses will be available on reasonable terms, or at all.

PRODUCTION RISKS

         Substantially all the Company's products are stored on CD-ROM media. As is typical in the industry, the Company outsources the CD-ROM manufacturing function to third parties. In the future, it is possible that there may be periodic shortages of CD-ROM media and potentially late deliveries of CD-ROM products from outside duplicating sources. While the Company has not experienced material problems in duplicating products on CD-ROM, its dependence on third parties to perform the manufacturing function could result in material problems if production were substantially delayed. The Company produces its diskette-based products by duplicating master software diskettes onto blank diskettes acquired in quantity from a number of sources. The Company occasionally has difficulty in obtaining blank diskettes of appropriate quality. In addition, the Company has occasionally incurred higher than normal production expenses as a result of supplementing its internal production staff with outside contractors to meet production deadlines.

VOLATILITY OF STOCK PRICE

         The market price of the Company's Common Stock has been highly volatile. Such volatility does not necessarily relate to the Company's financial performance. In the future, the market price of the Company's Common Stock may be significantly affected by factors such as the announcement of new products or technological innovations by the Company or its competitors, quarterly variations in the Company's results of operations, market conditions in the entertainment and education software industry, general conditions in the financial markets, conditions in the economy in general or other factors that might affect discretionary spending by consumers. In addition, the stock market has experienced and continues to experience extreme price and volume fluctuations that have particularly affected the market price for many entertainment and education software companies and that have often been unrelated to the operating performance of these companies. These broad market fluctuations, as well as general economic and political conditions, may adversely affect the market price of the Shares offered hereby.

ANTITAKEOVER PROVISIONS

         The Company's Certificate of Incorporation provides that, in addition to any vote ordinarily required under Delaware law, the affirmative vote of the holders of at least 66-2/3% of the voting power of outstanding shares is required to approve certain corporate transactions involving an "interested stockholder." This increased vote requirement is intended to discourage the initiation of hostile two-tier tender offers for the capital stock of the Company and the initiation of certain defined "business combinations" without the prior approval of a majority of the disinterested directors of the Company. The Certificate of Incorporation also provides for staggered board elections, in that no more than three of the Company's seven directors are elected in any year. The Company's By-Laws provide that directors may be removed from office only for cause and then only by the vote of holders of at least 66-2/3% of the Company's outstanding shares. To the extent that the increased vote requirement and staggered Board elections would discourage corporate transactions that would likely result in a change in the Company's management, such management changes may be less likely to occur. In addition, the increased vote requirement and staggered Board elections could, under certain circumstances, permit the Company's Board of Directors or minority stockholders to frustrate consummation of a business combination that the holders of a majority of the voting stock of the Company might believe to be in their best interests. In addition, the Board of Directors has the authority to issue up to 1,000,000 shares of Preferred Stock without any further vote or action by the stockholders of the Company. Thus, the Board could issue Preferred Stock with voting and conversion rights that could adversely affect the voting power of the holders of Common Stock. Because the Preferred Stock could be issued without stockholder action, the Preferred Stock could be issued quickly and with terms calculated to delay or prevent a change in control of the Company or to make the removal of management more difficult. In addition, Delaware law includes certain provisions that may discourage takeovers.

ACQUISITIONS

         The Company is in the process of beginning to integrate into its overall operations the businesses and personnel acquired in the Acquisitions, as well as in four additional acquisitions completed in calendar year 1995. This process will present various management challenges to the

Company, and there can be no assurance that the Company will not experience difficulties in completing this integration process, or that key personnel of the acquired businesses will not determine to leave the Company's employment. Any such departures could have a material adverse effect on the value of one or more of the acquisitions to the Company. The Company, in the ordinary course of its business, considers acquisitions of, and mergers and other strategic transactions with, third parties on a regular basis, and it is likely that the Company will engage in more such transactions in the future. Such transactions often involve substantial risks, and, although the Company's management will endeavor to mitigate these risks and to negotiate the best possible terms for the Company and its stockholders, there can be no assurance that any such transactions that are consummated will prove to be beneficial.

                 SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

         The Shares of Common Stock offered hereby have been registered pursuant to the Company's agreements with the former shareholders of Arion and Papyrus obligating the Company to register the shares of Common Stock issued to them in connection with the Acquisitions and to keep such registration effective as specified in such agreements. The Shares have been registered to remove their restricted status under the Securities Act. Pursuant to this registration, the Selling Stockholders may choose to sell all or any of the Shares from time to time in transactions in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices relating to the then-current market price or in negotiated transactions. The Company may suspend the use of this Prospectus for sales of Shares under certain circumstances.

         The Shares may be sold in one or more of the following transactions:
(i) block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers, and (iv) short sales "against the box," in which a Selling Stockholder's obligation to deliver shares of Common Stock at a date subsequent to the short sale is fulfilled by delivery of Shares of Common Stock covered by this Prospectus. In effecting sales, brokers and dealers engaged by Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Stockholders in amounts to be negotiated (and, if such broker-dealer acts as agent for the purchaser of such shares, from such purchaser). Broker-dealers may agree with the Selling Stockholders to sell a specified number of Shares at a stipulated price per Share, and, to the extent such broker-dealer is unable to do so acting as agent for a Selling Stockholder, to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer commitment to such Selling Stockholder. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then relating to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such Shares commissions as described above.

         The Company and the Selling Stockholders have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

         The following table sets forth, as of January 31, 1996, certain information with respect to the beneficial ownership of the Shares by the Selling Stockholders. Except as otherwise noted, the

Company believes that the beneficial owners of the Shares listed below, based on information furnished by such owners, have sole voting and investment power with respect to such Shares.


        NAME AND ADDRESS OF           NUMBER OF SHARES   PERCENT OF
        SELLING STOCKHOLDER          BENEFICIALLY OWNED    CLASS
-----------------------------------  ------------------  ----------
David Macdonald                               29,128         *
2705 1/2 Stratford Drive
Austin, TX  78746

Alex Perelberg                                29,128         *
72 Fieldstone Terrace
Stamford, CT  06902

Softways of California                         1,940         *
5066 El Roble Court
San Jose, CA  95118

Omar H. Khudari                              550,469        2.8%
55 Forest Street
Lexington, MA  02173

J. David Kaemmer                             550,469        2.8%
47 Bridgecourt Lane
Concord, MA  01742

Richard S. Garcia                             68,466         *
709 Summit Avenue
Northfield, MN  55057

        TOTAL                              1,229,600        6.1%

---------------
*  Less than 1%.

                                 LEGAL MATTERS

         Certain legal matters in connection with the Common Stock offered hereby have been passed upon for the Company by Perkins Coie, Seattle, Washington.

                                    EXPERTS

         The consolidated financial statements and related financial statement schedules of the Company incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended March 31, 1996 and the Company's Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1995 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                    PART II

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses payable by the registrant in connection with the sale of the Common Stock being registered hereby. All the amounts shown are estimated, except the SEC registration fee and the Nasdaq filing fee.

         SEC registration fee  . . . . . . . . . . . . . . .    $15,450
         Nasdaq filing fee . . . . . . . . . . . . . . . . .     19,500
         Legal fees and expenses . . . . . . . . . . . . . .     10,000
         Accounting fees and expenses  . . . . . . . . . . .      8,000
         Transfer Agent and Registrar fees . . . . . . . . .      1,000
                                                                -------
              Total  . . . . . . . . . . . . . . . . . . . .    $53,950
                                                                =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify its directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation--a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

         Article VI of the By-Laws of the registrant requires indemnification to the full extent permitted under Delaware law as from time to time in effect. Subject to any restrictions imposed by Delaware law, the By-Laws provide an unconditional right to indemnification for all expenses, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by any person in connection with any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (including, to the extent permitted by law, any derivative action) by reason of the fact that such person is or was serving as a director or officer of the registrant or that, being or having been a director or officer or an employee of the registrant, such person is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including an employee benefit plan. The By-Laws also provide that the registrant may, by action of its Board of Directors, provide indemnification to its employees and agents with the same scope and effect as the foregoing indemnification of directors and officers.

         Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

         Article VII of the registrant's Certificate of Incorporation provides that, subject to certain limitations, a director of the registrant shall not be liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of such Article VII shall not adversely affect any right or protection of a director of the registrant for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ITEM 16.  EXHIBITS

5.1      Opinion of Perkins Coie.

23.1     Consent of Perkins Coie (included in Exhibit 5.1).

23.2     Consent of Deloitte & Touche LLP.

24.1     Power of Attorney (included on page II-4).

ITEM 17.  UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

                          (i)     To include any prospectus required by Section
10(a)(3) of the Securities Act;

                          (ii)    To reflect in any such prospectus any facts
or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

                          (iii)   To include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this registration statement.

                 (2) That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the shares of Common Stock hereby being registered that remain unsold at the termination of the offering.

                 (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on the 29th day of February, 1996.

        SIERRA ON-LINE, INC.

                                 By: /s/ Michael A. Brochu
                                     -------------------------------------------
                                     Michael A. Brochu
                                     President and Chief Operating Officer

                               POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Kenneth A. Williams and Michael A. Brochu, or either of them, his or her attorneys-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on the 29th day of February, 1996 in the capacities indicated.

         SIGNATURE                                     TITLE
         ---------                                     -----
  /s/ Kenneth A. Williams          Chairman of the Board and Chief Executive Officer
---------------------------          (Principal Executive Officer)
    Kenneth A. Williams

   /s/ Michael A. Brochu           President and Chief Operating Officer
---------------------------          (Principal Financial Officer)
     Michael A. Brochu

  /s/ Fred Schapelhouman           Chief Accounting Officer
---------------------------
    Fred Schapelhouman

   /s/ Thomas L. Beckman           Director
---------------------------
     Thomas L. Beckman

/s/ Michael G. Berolzheimer        Director
---------------------------
  Michael G. Berolzheimer

                                   Director
---------------------------
     Walter A. Forbes

 /s/ Marvin H. Green, Jr.          Director
---------------------------
   Marvin H. Green, Jr.

   /s/ David C. Hodgson            Director
---------------------------
     David C. Hodgson

  /s/ Roberta L. Williams          Director
---------------------------
    Roberta L. Williams

                               INDEX TO EXHIBITS


Number           Item
-----            ----
 5.1             Opinion of Perkins Coie
23.1             Consent of Perkins Coie (included in Exhibit 5.1)
23.2             Consent of Deloitte & Touche LLP
24.1             Power of Attorney (included on page II-4)